EXHIBIT 99.1


                 ESI Announces Fiscal 2006 Third Quarter Results


     PORTLAND, Ore.--(BUSINESS WIRE)--March 22, 2006--Electro Scientific Industries, Inc. (Nasdaq:ESIO) today announced results for its fiscal 2006 third quarter ended February 25, 2006.
     Third quarter sales were $55.9 million, up 15% compared to second quarter sales of $48.6 million and up 14% compared to prior year third quarter sales of $49.1 million. Operating income for the quarter was $4.9 million, compared with operating income of $1.8 million in the second quarter and operating income of $2.7 million in the third quarter a year ago. Net income for the quarter was $10.4 million, or $0.36 per basic and $0.35 per diluted share, compared with net income of $3.2 million, or $0.11 per basic and diluted share, in the second quarter and net income of $2.0 million, or $0.07 per basic and diluted share, in the third quarter a year ago.
     Included in the third quarter 2006 results was a $5.3 million tax benefit as described below.
     Net orders for the third quarter were $53.0 million, a decrease of 18% compared with $64.9 million in the second quarter and an increase of 33% compared with $39.8 million in the third quarter of 2005. Deferred revenue increased $2.3 million from the second quarter, ending the third quarter at $15.6 million.
     "The industry environment during the quarter was generally favorable and indicative of steady growth," noted Nick Konidaris, ESI's president and chief executive officer. "This quarter's financial performance reflects stable growth trends across each of our market segments. Financially, we met our revenue and profit targets, recorded the strongest 6-month order book since the summer of 2004, grew revenue 15% sequentially, delivered a ninth consecutive quarterly operating profit -- the highest in over a year, and maintained a strong balance sheet."
     Konidaris continued, "With the incremental investment in R&D over the past year, ESI has one of the strongest product portfolios in the market segments we serve. As we progress through a year with improving market conditions, we plan to leverage our leading technology to grow in both existing and new markets."
     Gross margin of 45 percent during the quarter was up from 44 percent in the prior quarter. The gross margin improvement was primarily the result of favorable overhead absorption on increased production levels.
     Operating expenses were $20 million, up $0.6 million from the prior quarter. The increase in operating expense was the result of a planned increase in research and development expense to develop next-generation products.
     Other income of $1.8 million was down from $2.3 million in the second quarter. Other income in the second quarter included $700 thousand in interest income from an IRS refund. Excluding the impact from the IRS refund, other income was up $200 thousand in the third quarter due to higher interest income on investments.
     The income tax benefit for the third quarter of fiscal 2006 was $3.7 million on pre-tax income of $6.7 million, compared to income tax expense of $0.9 million for the second quarter of fiscal 2006. The effective tax rate in the third quarter of fiscal 2006 was a benefit of 55% compared to an expense of 22% in the second quarter of fiscal 2006. The third quarter tax benefit resulted from a $5.3 million reduction in accrued income taxes due to the statutory closure of various tax years.
     Cash and investments were $226 million, down from $231 million at the end of the prior quarter. Cash decreased during the quarter primarily due to an increase in accounts receivable and capital expenditures related to the ERP implementation, and was partially offset by net income for the quarter. Third quarter expenditures totaled approximately $4 million for the project to implement a new ERP system.
     Konidaris added, "In an environment of steady growth, yet cautious optimism, we believe fourth quarter shipments and revenue will continue to be in the range of $50 million to $60 million. We expect the gross margin percentage in the fourth quarter to be slightly lower than the third quarter due to a change in product mix. We expect operating expense to increase slightly to the range of $20 million to $21 million in the fourth quarter as we incur expenses related to the launch of our new ERP system. We expect non-operating income to be approximately $2 million. We expect the tax rate for the fourth quarter to be approximately 21%."
     The company will hold a conference call today at 5:00 p.m. Eastern Time. The session will include a review of the financial results, operational performance, business outlook, and a question and answer period.
     The conference call can be accessed by calling 800-374-2470 (domestic participants) or 706-634-5108 (international participants). A live audio webcast can be accessed at www.esi.com. Upon completion of the call, an audio replay will be accessible through March 29, 2006, at 800-642-1687 (domestic participants) or 706-645-9291 (international participants), with conference ID number 6715077. The audio replay will also be available on the ESI website.

     Forward-Looking Statements

     This press release includes forward-looking statements concerning the markets we serve, shipments and revenue, gross margins, operating expenses, non-operating income, and tax rates. Actual results may differ materially from those in the forward-looking statements. Risks and uncertainties that may affect the forward-looking statements include: the relative strength and volatility of the electronics industry -- which is dependent on many factors including component prices, global economic strength and political stability, and overall demand for electronic devices (such as capacitors, semiconductor memory devices and advanced electronic packages) used in wireless telecommunications equipment, computers and consumer and automotive electronics; the risk that customer orders may be canceled or delayed; the ability of the company to respond promptly to customer requirements; the ability of the company to develop, manufacture and successfully deliver new products and enhancements; the risk that customer acceptance of new or customized products may be delayed; the ability of the company to achieve anticipated cost reductions and savings; the company's need to continue investing in research and development; the company's ability to hire and retain key employees; the company's ability to create and sustain intellectual property protection around its products; the company's ability to utilize recorded deferred tax assets; taxes, interest or penalties resulting from tax audits; and changes in tax laws or the interpretation of such tax laws.

     About ESI

     Electro Scientific Industries, Inc. (ESI) is a global supplier of manufacturing equipment to increase productivity for customers in the semiconductor, passive components and electronic equipment markets. As an innovator in the electronics industry, ESI has a legacy of technology firsts and customer recognition for product excellence. The advanced electronic devices you see and use around the world today -- cell phones, personal computers, digital cameras, PDAs, even automotive electronics -- contain components that were likely manufactured with ESI equipment. The company was founded in 1944 and is headquartered in Portland, Oregon. ESI's web site is http://www.esi.com.


                       Electro Scientific Industries, Inc.
                                 FY 2006 Results
                      (In thousands, except per share data)
                                   (Unaudited)

Operating Results:                  Three months      Nine months
                                       ended             ended
                                 ----------------- -------------------
                                 Feb. 25, Feb. 26, Feb. 25,  Feb. 26,
                                   2006     2005      2006      2005
                                 -------- -------- -------------------
Net sales                        $55,937  $49,084  $149,088  $187,708
Cost of sales                     31,040   27,646    83,376    96,558
                                  -------  -------  --------  --------
Gross profit                      24,897   21,438    65,712    91,150
Operating expenses:
  Selling, service and
   administration                 11,287   12,290    33,729    40,254
  Research, development and
   engineering                     8,708    6,400    24,520    20,706
  Patent infringement settlement
   and related legal fees              -        -         -     2,240
                                  -------  -------  --------  --------
  Total operating expenses        19,995   18,690    58,249    63,200
                                  -------  -------  --------  --------
Operating income                   4,902    2,748     7,463    27,950
Net interest income (expense)      1,957       83     5,775      (166)
Other expense, net                  (158)    (161)     (465)     (485)
                                  -------  -------  --------  --------
  Total other income (expense)     1,799      (78)    5,310      (651)
                                  -------  -------  --------  --------
Income before income taxes         6,701    2,670    12,773    27,299
Provision for (benefit from)
 income taxes                     (3,656)     672    (2,119)    6,709
                                  -------  -------  --------  --------
  Net income                     $10,357  $ 1,998  $ 14,892  $ 20,590
                                  =======  =======  ========  ========
Net income per share - basic     $  0.36  $  0.07  $   0.52  $   0.73
                                  =======  =======  ========  ========
Net income per share - fully
 diluted                         $  0.35  $  0.07  $   0.51  $   0.72
                                  =======  =======  ========  ========


                       Electro Scientific Industries, Inc.
                           Analysis of FY 2006 Results
                        (Dollars and shares in thousands)
                                   (Unaudited)

                                    Three months       Nine months
                                        ended             ended
                                 ----------------- -------------------
                                 Feb. 25, Feb. 26,  Feb. 25,  Feb. 26,
                                   2006     2005      2006      2005
                                 -------- -------- -------------------
Sales detail:
  Semiconductor Group            $40,515  $29,712  $ 93,653  $109,383
  Passive Components Group         9,179   12,479    32,261    51,061
  Electronic Interconnect Group    6,243    6,893    23,174    27,264
                                  -------  -------  --------  --------
  Total                          $55,937  $49,084  $149,088  $187,708
                                  =======  =======  ========  ========

Gross margin %                        45%      44%       44%       49%
Selling, service and
 administration expense %             20%      25%       23%       21%
Research, development and
 engineering expense %                16%      13%       16%       11%
Operating income %                     9%       6%        5%       15%
Effective tax rate %                 -55%      25%      -17%       25%
Average shares outstanding -
 basic                            28,904   28,492    28,751    28,383
Average shares outstanding -
 fully diluted                    29,256   28,600    29,022    28,533
End of period employees              601      571       601       571


                       Electro Scientific Industries, Inc.
                                 FY 2006 Results
                             (Amounts in thousands)
                                   (Unaudited)

Financial Position As Of:                 Feb. 25,  Nov. 26,  May 28,
                                             2006     2005      2005
                                          ------------------  --------
Assets
Current assets:
  Cash and cash equivalents              $ 94,764  $ 93,908  $ 61,314
  Marketable securities                   129,779   129,484   137,753
                                          --------  --------  --------
      Total cash and securities           224,543   223,392   199,067

  Trade receivables, net                   47,382    35,307    36,163
  Income tax refund receivable              1,227     1,418     9,227
  Inventories                              61,031    59,908    59,533
  Shipped systems pending acceptance        4,700     3,265     4,014
  Deferred income taxes                    12,442    13,107    10,930
  Prepaid and other current assets          4,367     4,964     3,169
                                          --------  --------  --------
      Total current assets                355,692   341,361   322,103

Long-term marketable securities               960     7,380    19,834
Property, plant and equipment, net         42,273    38,310    32,959
Deferred income taxes, net                 13,111    14,673    16,955
Other assets                               17,420    16,213    11,706
                                          --------  --------  --------
      Total assets                       $429,456  $417,937  $403,557
                                          ========  ========  ========
Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                       $  9,080  $ 11,291  $  3,961
  Accrued liabilities                      24,234    28,747    29,455
  Deferred revenue                         15,637    13,342    12,986
                                          --------  --------  --------
      Total current liabilities            48,951    53,380    46,402

Shareholders' equity:
Preferred and common stock                165,248   159,943   156,367
Retained earnings                         216,091   205,734   201,199
Accumulated other comprehensive loss         (834)   (1,120)     (411)
                                          --------  --------  --------
      Total shareholders' equity          380,505   364,557   357,155
                                          --------  --------  --------
      Total liabilities and
       shareholders' equity              $429,456  $417,937  $403,557
                                          ========  ========  ========
End of period shares outstanding           28,993    28,737    28,615
                                          ========  ========  ========
Total cash and investments               $225,503  $230,772  $218,901
                                          ========  ========  ========


                       Electro Scientific Industries, Inc.
                                 FY2006 Results
                             (Amounts in thousands)
                                   (Unaudited)

Consolidated Statements of Cash Flows:              Nine months ended
                                                   -------------------
                                                   Feb. 25,  Feb. 26,
                                                      2006      2005
                                                   --------- ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                       $ 14,892  $ 20,590
Adjustments to reconcile net income to cash
provided by operating activities:
  Depreciation and amortization                       6,886     7,176
  Tax benefit of stock options exercised              1,525       637
  Provision for doubtful accounts                      (167)      199
  Loss on disposal of property and equipment             56       281
  Deferred income taxes                               2,347     6,271
Changes in operating accounts:
  (Increase) decrease in trade receivables, net     (11,796)   16,645
  (Increase) decrease in income tax refund
   receivable                                         8,000    (1,642)
  Increase in inventories                              (685)  (11,781)
  (Increase) decrease in shipped systems pending
   acceptance                                          (686)    3,059
  Increase in prepaid and other current assets       (1,229)   (1,346)
  Increase (decrease) in accounts payable and
   accrued liabilities                                  579   (18,407)
  Increase (decrease) in deferred revenue             2,651    (3,413)
                                                    --------  --------
Net cash provided by operating activities            22,373    18,269
                                                    --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment           (15,211)   (3,397)
Proceeds from sale of property and equipment              -        92
Proceeds from sale of assets held for sale                -     2,361
Change in investments, net                           26,579    45,178
Increase in other assets                             (6,633)     (827)
                                                    --------  --------
Net cash provided by investing activities             4,735    43,407
                                                    --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and stock
 plans                                                6,342     5,690
                                                    --------  --------
Net cash provided by financing activities             6,342     5,690
                                                    --------  --------

NET CHANGE IN CASH AND CASH EQUIVALENTS            $ 33,450  $ 67,366
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   $ 61,314  $ 80,358
                                                    --------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD         $ 94,764  $147,724
                                                    ========  ========



     CONTACT: Electro Scientific Industries, Inc.
              Craig Stoehr, 503-671-7061